                                                                    EXHIBIT 10.1

Note: Information in this document marked with an "[*]" has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                              EMPLOYMENT AGREEMENT

      This Employment Agreement made and entered into by and between PIXAR, a California corporation (the "Company") and JOHN LASSETER ("Employee") effective as of March 21, 2001.

      Reference is made to that certain executed Employment Agreement ("Prior Agreement") made and entered into by and between Company and John Lasseter dated as of February 24, 1997.

      As an inducement for the parties to enter into this Employment Agreement, the parties agree that notwithstanding anything to the contrary contained in the Prior Agreement, the Term of the Prior Agreement shall expire as of March 20, 2001 and shall be superceded by this Agreement.

      1.    ENGAGEMENT:

            1.1   Guaranteed Employment Term.

                  (a) The Company agrees to employ Employee and Employee agrees to accept such employment, for a period equal to ten (10) years commencing on March 21, 2001 ("Start Date") and ending on March 20, 2011 (the "Term"). Company may terminate this Employment Agreement prior to the expiration of the Term in accordance with Company's Termination Rights under 6.5 below or in the event of Employee's death, Incapacity or Default or an event of Force Majeure as more fully set forth in paragraph 6.8 below. Employee may not terminate Employee's services hereunder prior to the expiration of the Term except as more fully set forth in paragraphs 6.7 and 6.8 below.

            1.2 Duties and Responsibilities.

                  (a) During the Term and any extensions thereof, Employee shall be employed by the Company as a director and as "Executive Vice President - Creative" of the Company, reporting directly to the CEO of Company and/or the President, and/or the Office of the President, if any, as the CEO of Company may from time to time designate. Company and Employee acknowledge that Employee's first priority shall be the directing or supervision of feature length motion pictures ("Picture(s)") and serving, at Company's direction, as Company's representative to Walt Disney Pictures ("Disney") in the exercise of Company's creative control rights and obligations and that Employee's other duties for Company shall not materially interfere with such priority services. Employee agrees that during the Term he will render exclusive services to Company and devote his full time, effort and energies during business hours to his responsibilities for the Company, and that he shall faithfully and to the best of his ability discharge those duties.

                  (b) During the Term, Company and Employee shall have the following creative control rights with respect to the development, pre-production, production and post-production of the Pictures, made for home video productions and short subject motion pictures (collectively, the "Productions"): (i) with respect to Productions for which Employee renders executive producing services (but not directing services) [*], provided that in the event of [*], the [*]; and (ii) with respect to Productions directed by Employee, [*], provided that each party shall [*] and so not to [*]. The parties acknowledge that [*].

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

            1.3 Location. Company agrees that Employee's services for Company will be based at the Company's headquarters in Emeryville, California unless otherwise approved by Employee.

      2.    COMPENSATION:

            2.1 Salary. Subject to the full and complete performance by Employee of all of Employee's material obligations hereunder, Company shall pay to Employee the following:

                (a) Signing Bonus. Company shall pay to Employee the sum of $4,940,000 within ten (10) business days after the execution of this Employment Agreement. Company shall pay [*], as directed by Employee, the sum of [*] within ten (10) business days after execution of this Employment Agreement.

                (b) Salary. Company shall pay to Employee the annual salary of $2,500,000, with five percent (5%) cumulative annual increases at each anniversary date of the Start Date. Employee's salary shall be payable in accordance with Company's customary payroll practices, which in no event shall be less frequently than on a monthly basis. All payments made to Employee as salary, signing bonus, or otherwise shall be subject to such deductions, withholdings and limitations as shall from time to time be required by law, governmental regulations or orders.

            2.2 Stock Options.

                (a) As additional consideration under this Agreement, the Company has granted to Employee a non-qualified option for the purchase of 1,000,000 shares of the Company's Common Stock pursuant to the terms and conditions of the Company's Stock Option Plan. The exercise price for said option is $26.50 per share representing the fair market value of the Company's Common Stock as of the date of the grant of said option. The grant of said option occurred on December 6, 2000. The options shall vest on an equal monthly basis over the ten (10) years of the Agreement.

                (b) In the event of a "Change of Control" (as defined below) or if Company exercises its Termination Rights under Section 6.5 below, the then unvested portion of the stock option held by Employee shall have the vesting accelerated by 100% of the remaining unvested shares under the option. For purposes of this Agreement, "Change of Control" shall mean: (i) any "person" (as such term as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than Steve Jobs becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

            2.3 Theatrical Motion Picture Bonus.

                (a) Employee shall not be entitled to any bonus compensation on Pictures except as specifically set forth below.

                (b) If Employee received a "directed by" credit on a Picture released prior to March 14, 2001 ("Past Picture") and said Past Picture is re-released, Employee shall be entitled to receive contingent bonuses (which bonuses are cumulative at each box office benchmark) based upon the aggregate domestic theatrical box office gross receipts of such Past Picture derived from the initial theatrical release and the theatrical rerelease(s) as reported in the Daily Variety (or if Daily Variety discontinues such service, the parties shall mutually determine an appropriate replacement, but in the event of a disagreement relating to such replacement, the decision of Company shall govern), as follows, payable within 30 days after such milestone is reported in Daily Variety: [*]

                Employee acknowledges that Employee has received all bonuses due relating to the initial theatrical release (as opposed to future rerelease) of the Past Pictures.

                (c) In the event (i) there is a Change of Control, (ii) Employee is entitled to receive a "directed by" credit on a Picture delivered to Company after such Change of Control, and (iii) Employee fully performs all directing services requested by Company in accordance with this Agreement and material obligations requested by Company in accordance with the terms of this Agreement in connection with the applicable Picture under this subparagraph (c), Employee shall be entitled to receive contingent bonuses (which bonuses are cumulative at each box office benchmark) based upon the aggregate domestic theatrical box office gross receipts of such Picture under this subparagraph (c) as reported in the Daily Variety (or if Daily Variety discontinues such service, the parties shall mutually determine an appropriate replacement, but in the event of a disagreement relating to such replacement, the decision of Company shall govern), as follows, payable within 30 days after such milestone is reported in Daily Variety: [*]

                If Employee's services are terminated (including, but not limited to, termination as a result of expiration of the Term of this Agreement) as director in connection with a Picture under this subparagraph (c) by any reason other than Employee's breach or default of a material term or condition hereunder, the contingent compensation set forth in this Section 2.3(c) with regard to such Picture shall vest each month that Employee performs services on such Picture as to a percentage equal to the quotient obtained when one is divided by the total number of months of scheduled pre-production, production and post-production of such Picture, but in no event shall the total number of scheduled pre-production, production and post-production months exceed forty-eight (48) months. As an example only, if production, pre-production, production and post-production for a Picture under this subparagraph (c) are scheduled for a total of four years (i.e., forty-eight (48) months), then vesting shall be 1/48th or 2.083% for each month of Employee's services on such Picture. Notwithstanding the foregoing, if Employee's services are terminated for any reason other than Default under Section 6.8 below, then if Employee has completed services for seventy-five percent (75%) or more of the total schedule as computed above, then the contingent compensation set forth in this Section 2.3(c) above shall be deemed fully vested.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

            2.4 Fringe Benefits. Employee shall be eligible to participate, in accordance with their terms, in all medical and health plans, life insurance and pension plans and such other employment benefits or programs (other than executive bonus plans) as are maintained by Company for its employees provided that Company shall at all times be free to modify or amend such plans on a Company wide basis in accordance with the provisions thereof. Notwithstanding the foregoing, in no event shall such fringe benefits (other than executive bonus plans) be less favorable to Employee than those accorded to any other employee of Company other than the CEO of Company.

            2.5 Paid Vacations.

                (a) Employee shall be entitled to paid vacation in accordance with the vacation policy of Company (including, without limitation, any restrictions on the amount of accrued time to be paid at the expiration of the
Term), but in no event less than four (4) weeks per annum. Notwithstanding the foregoing, Employee shall not be entitled to accrue any vacation time in any contract year in which Employee is [*]. Employee may use up to two (2) weeks of previously accrued vacation time in a contract year in which Employee [*].

                (b) Employee shall be entitled to carry forward three (3) weeks of accrued vacation time under the Prior Agreement and utilize the same during the Term.

                (c) Within thirty (30) days after execution of this Agreement, Company shall pay to Employee an amount equal to Employee's accrued vacation time through the termination date of the Prior Agreement, without regard to any restrictions or limitation on accrual of vacation time.

            2.6 [*].

                (a) Company shall allow Employee [*] on each Picture which Employee directs under this Agreement. Company and Employee shall mutually determine the [*], which shall be no later than [*] from the initial theatrical release of the Picture directed by Employee, unless Employee otherwise agrees. Employee agrees to [*] no less [*] than [*]. During each [*], (i) Employee shall be entitled to [*] and (ii) all terms and conditions of this Agreement (including, without limitation, exclusivity and vesting) shall remain in effect. In the event Employee fails to [*], Company will have no further obligation to Employee in connection therewith, including, without limitation, [*].

                (b) Within ten (10) business days of execution of this Agreement, Company shall pay to Employee an amount equal to [*] on account of Employee's unused [*].

            2.7 Expenses. Company recognizes that in connection with Employee's performance of Employee's duties and obligations hereunder Employee will incur certain ordinary and necessary expenses of a business character including, without limitation, travel and expenses relating to the Pictures. Company shall reimburse Employee for all such reasonable business expenses upon presentation of itemized statements of such expenses and appropriate substantiation thereof, in each case in accordance with Company's standard policies. With respect to business travel, Employee shall be entitled to first class airplane transportation for air travel in excess of one


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and one-half hours duration and shall be treated no less favorably with respect to expenses than (i) other executives of Company or (ii) any individual on the same business trip as Employee. All such expenses shall be subject to the pre-approval of Company.

      3.    WRITING SERVICES:

            3.1 Services. At Company's request, Employee shall render writing services and supervisory services to create stories, treatments and screenplays for the Pictures hereunder.

            3.2 Credits. In the event Employee creates the applicable story and renders writing services in connection with any Picture or Past Picture, Employee shall receive a "story by" credit, in first position, on screen in the end titles, or the main titles if any other person receives credit in the main titles of the Picture or Past Picture, (which credit may be shared with no more than three (3) other writers). The Size (as hereinafter defined) of said credit shall be not less than 50% of the Size of the regular title and no less than that accorded to any other individual (other than principal cast members) receiving credit in connection with the Picture or Past Picture. Additionally, Employee shall receive credit in the billing block portion of paid advertising issued and controlled by Company or the distributor (subject to the distributors customary exclusions and restrictions for animated pictures) in a Size not less than 35% of the regular title. Notwithstanding the foregoing, Employee shall receive credit in excluded advertising whenever a writer, producer, director, technical director or executive producer receive credit in said billing block (other than award or congratulatory ads). "Size" shall mean height, width and thickness. All other characteristics of Employee's credit shall be at Company's sole discretion. Notwithstanding the foregoing, the parties acknowledge that Employee will receive a shared "Story By" credit on "Cars."

      4.    EXECUTIVE PRODUCING SERVICES:

            4.1 Services. Employee shall render executive producing services on a non-exclusive first priority basis on all Productions produced by Company during the Term, other than with respect to those Productions which Employee directs. Employee agrees to render all such services as required by Company in accordance with this Agreement and customarily rendered by executive producers of first class productions in the entertainment industry and to comply with all reasonable instructions, requests, rules and regulations of Company in connection therewith, whether or not the same involve matters of artistic taste and judgment during the development, production and post production of the Productions.

            4.2 Credits. As to each Past Picture and Production for which at least seventy five percent (75%) of the actual production schedule was completed during the Term and subject to Employee's full performance of all material executive producing services and material obligations in connection therewith, and further subject to the distributor's standard exclusions and exceptions as customarily negotiated for deals of this nature, Company shall accord Employee the following credit, on screen: Executive Producer, on a card which may be shared, which credit shall be in first position of all other executive producer credits, and which credit may be in the main titles (or end titles of the film if all other individual credits are in the end titles). Said credit shall be no less than 50% of the regular title and in Size of type not less than the Size of type accorded to any other individual (other than the principal cast members) of the Past Picture or Production. In addition,

Employee shall be entitled to receive credit in the billing block portion of paid advertising issued or controlled by Company or the distributor (subject to distributor's standard exceptions and exclusions as customarily negotiated for deals of this nature) in a Size of type not less than 35% of the Size of type of the regular title of the Past Picture or Production. Employee shall also receive credit in excluded advertising in which a writer, producer, director, technical director or executive producer receive credit in said billing block (other than award or congratulatory ads). All other characteristics of the foregoing credit shall be subject to Company's sole discretion. Notwithstanding the foregoing, Employee shall not be entitled to an executive producer credit on those Past Pictures or Productions on which Employee receives a "directed by" credit.

      5.    DIRECTING SERVICES:

            5.1 Services.

                (a) Employee shall render services in the capacity of the director for three (3) Pictures during the Term, it being understood that Employee's services for the third Picture are subject to subparagraph (b) below. The parties acknowledge that the first Picture is a car themed project currently entitled "Cars." The parties further acknowledge that if Company elects to produce and finance (in whole or part) an additional sequel or prequel to "Toy Story" and/or "Toy Story 2," Employee will have the first opportunity to direct such prequel or sequel as Employee's next Picture after "Cars." Employee agrees to render all such services as required by Company and customarily rendered by directors of first-class feature length animated motion pictures in the motion picture industry and to comply with all reasonable directions, requests, rules and regulations of Company in connection therewith, whether or not the same involve matters of artistic taste and judgment. If Company and Employee desire to engage a co-director in connection with any Picture directed by Employee, said co-director shall be subject to the approval of Employee, which approval shall be exercised in Employee's sole discretion. Notwithstanding the foregoing, if Company elects to proceed to production of a Picture during the Term and it is reasonably anticipated by Company that the Term shall expire prior to completion of Employee's directing services in connection therewith and Employee and Company have not concluded an agreement for Employee's post term directing services under subparagraph (b) below, then Company will have the right to engage the services of a co-director in consultation with Employee. In any event, such co-director will be subject to Employee's creative direction during Employee's services as the director.

                (b) Notwithstanding anything to the contrary contained herein, if Company elects to proceed to production of a Picture during the Term and it is reasonably anticipated by Company that the Term shall expire prior to the completion of Employee's directing services in connection therewith either Company or Employee may initiate good faith negotiations for post Term directing services in connection with the applicable Picture (with the compensation set forth herein and theatrical motion picture bonuses, if applicable, under Section 2.3(c) as a floor for such directing services). If the parties are unable to reach an agreement after a period of thirty (30) days from commencement of said negotiations ("Negotiation Period"), Employee shall have the right by written notice to Company within five (5) business days after expiration of the Negotiation Period to extend the Term for up to six (6) months at the then current salary level. If Employee fails to submit such notice, the Term of this Agreement shall be extended on a week-to-week basis until either party terminates upon seven (7) days written notice.

            5.2 Credits. As to each Past Picture or Picture produced for which Employee renders directing services, and subject to Employee's full performance of all material directing services requested by Company in accordance with this Agreement and material obligations in connection therewith, and further subject to the distributor's standard exclusions and exceptions as customarily negotiated for deals of this nature Company shall accord Employee the following sole credit, on screen, on a separate card, in the end titles or in the main titles if any other individual receives credit in the main titles: "Directed by John Lasseter," which shall be the last card in the main titles or the first card of individual credits in the end titles, subject to industry wide collective bargaining agreements. Said credit shall be no less than 50% of the regular title and in a Size of type not less than the Size of type accorded to any other individual (other than the cast members) of the Picture or Past Picture. In addition, Employee shall be entitled to receive credit in the billing block portion of paid advertising (including packaging of video devices) issued or controlled by Company or the distributors (subject to the distributor's standard exceptions and exclusions and subject to the distributor's customary restrictions as customarily negotiated for deals of this nature) in a Size of type not less than 35% of the Size of type of the regular title of the Picture or Past Picture and 20% of the artwork title of the Picture or Past Picture. Employee shall also receive credit outside of the billing block or in excluded advertising in which any individual (other than principal cast members) receives credit in said excluded ads or outside the billing block (other than award or congratulatory ads). All other characteristics of the foregoing credit shall be subject to Company's sole discretion.

            5.3 Delivery. With respect to each of the Pictures which Employee directs, Employee, to the extent within Employee's control, shall comply with the delivery and picture specification requirements of the distributor of the Picture, of which Employee is informed in writing.

            5.4 Sequels/Remakes. If within twelve (12) years after the initial release (if any) of the applicable Past Picture or Picture directed by Employee, Company (or its successor and assigns) elects in its sole discretion to produce a theatrical sequel, theatrical remake, television motion picture, mini-series or series, or "made for video production" based on any of the Past Pictures or Pictures directed by Employee ("Subsequent Productions") then provided that the applicable Picture or Past Picture was completed at a final negative cost not exceeding 110% of the approved budget excluding the contingency (excluding excess cost incurred due to Force Majeure events and other causes beyond Employee's control, changes pre-approved by Company, net insurance recoveries and retroactive increases to scale personnel under any collective bargaining agreement which are not reasonably anticipated), that Employee is not in Default hereunder and provided further that Employee is available when reasonably required by Company, then Employee shall have the first opportunity to be the director for the Subsequent Production which, if after the Term shall be upon terms to be negotiated in good faith within Company's standard parameters. If Company and Employee fail to agree on the terms for Employee's engagement on the Subsequent Productions within thirty (30) days following commencement of the negotiations, or if Employee is unavailable or elects not to direct, then Company shall have no further obligation to Employee under this paragraph 5.4.

            5.5 Videocassette. If any Picture is produced and Employee performs his services hereunder, Employee shall be entitled to receive one (1) videocassette copy and one (1) DVD (or comparable retail consumer technology) copy of the Picture if and when commercially available for release to the public.

            5.6 Premieres. Employee and his spouse shall be invited to all major celebrity premieres of the Picture (if any) in the United States which he directs and shall be entitled to payment of first class transportation and expenses. Employee shall have the right to utilize each Production for one non-exclusive charity premiere of Employee's choice.

            5.7 No Union. The parties acknowledge that Company is not a signatory to the DGA Basic Agreement and that the DGA Basic Agreement does not currently apply to the Pictures.

            5.8 E&O Insurance. Company shall include Employee as an additional insured on Company's errors and omissions insurance policy consistent with custom and practice in the industry.

      6.    GENERAL TERMS:

            6.1 Right to Insure. Company shall have the right to secure in its own name, or otherwise, and at its own expense, life, health, accident or other insurance covering Employee and Employee shall have no right, title or interest in and to such insurance. Employee shall assist Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

            6.2 Noncompetitive Employment.

                (a) Employee acknowledges that the nature of the services furnished by Company to its clients requires that Employee at all times perform Employee's services under this Agreement without divided loyalties or obligations to any other person including, without limitation, to any person who may become an employer of Employee following the end of the Term. Accordingly, and without limiting the generality of the principle set forth in the preceding sentence, it shall be a breach of this Agreement for Employee, without prior written notice to and prior written consent of Company, to accept employment with any business, individual, partnership, corporation, trust, joint venture, unincorporated association or other entity or person other than the Company at any time during the Term of this Agreement. During the Term, Employee may not discuss, seek, solicit or accept future post Term employment.

                (b) During the Term of this Agreement Employee shall not become financially interested in (other than as a stockholder owning less than one percent (1%) of the outstanding capital stock of any publicly traded corporation) or directly associated with any other business or person engaged in a business that is involved in (i) developing, producing, distributing or exploiting motion pictures, home videos, television programs, interactive products or other audio visual works; (ii) the development, sale, licensing or use of computer software for the creation or production of motion pictures, home videos, television programs, interactive products or other audio visual works or
(iii) any other business that is competitive with the Company's business or activities without the prior written consent of Company.

                (c) After the expiration or termination of the Term for any reason whatsoever, Employee shall not either alone or jointly with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during the period of two (2) years following the expiration or termination of the Term, offer employment to, or solicit the employment or engagement of, or otherwise entice away from the employment of Company or Disney or any affiliated entity, either for Employee's own account or for any other person, firm or company, any person who is then employed by Company or Disney or any such affiliated entity, whether or not such person would commit any breach of said person's contract by reason of leaving the service of Company, Disney or any affiliated entity.

            6.3 Nondisclosure Agreement. Employee acknowledges and confirms his continuing obligations under the Non-Disclosure Agreement previously executed by Company and Employee regarding confidentiality and inventions (the "Confidentiality Agreement"). Employee further acknowledges that said Confidentiality Agreement applies to the terms and conditions of the co-production agreement between Company and Disney to the extent Employee has knowledge of the terms and conditions thereof. To the extent of any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall govern.

            6.4 Ownership. The results and proceeds of Employee's services hereunder including, but not limited to, creating, designing, sketching, animation, writing and/or directing in connection with ideas, stories, screenplays and the Pictures, Productions or any other Pixar production's or works shall be deemed a work-made-for-hire specially ordered or commissioned by Company ("Results and Proceeds"). As between Employee and Company, Company shall exclusively own all now known or hereafter existing rights of every kind throughout the universe, in perpetuity and in all languages, pertaining to such Results and Proceeds, and all elements therein, for all now known or hereafter existing uses, media, and forms (including, without limitation, all copyrights and renewals and extension thereof), motion picture, television, sequel, remake, character and allied rights therein, and the foregoing is inclusive of a full assignment to Company thereof. In addition, Company shall have the right, throughout the world and in perpetuity, to use and reproduce, and license others to use and reproduce, Employee's name, likeness and biographical data relating to Employee in connection with the Picture and the advertising or exploitation thereof (including without limitation, in promotional films and featurettes relating to any Pictures or projects); provided that in no event shall Employee be depicted as using or endorsing any product, commodity or service. The use of Employee's credit in a billing block shall not be deemed a use or endorsement of a product, commodity or service. Company shall have the right, but not the obligation, to use, adapt, change or revise any work or product of Employee or any part thereof or the title thereof and to combine the same with other material or works and Employee hereby expressly waives any so-called "moral rights" of authors in the world.

            6.5 Termination Without Cause. Company shall have the unilateral right, at any time in the Company's sole and absolute discretion, to terminate Employee's employment by the Company, without cause, and for any reason or for no reason (the Company's "Termination Rights") upon written notice to Employee. The Company's Termination Rights are not limited or restricted by, and shall supersede, any policy of the Company requiring or favoring continued employment of its employees during satisfactory performance, any seniority system or any procedure governing the manner in which the Company's discretion is to be exercised. No exercise by the Company of its Termination Rights shall, under any circumstances, be deemed to constitute (i) a breach by the Company of any term of this Agreement, express or implied (including without limitation a breach of any implied covenant of good faith and fair dealing), (ii) a wrongful discharge of Employee or a wrongful termination of Employee's employment by the Company, (iii) a wrongful deprivation by the Company of Employee's office (or authority, opportunities or other benefits relating thereto), or injury to reputation, or (iv) the breach by the Company of any other duty or obligation, express or implied, which the Company may owe to Employee pursuant to any principle or provision of law (whether contract or tort), unless the Company's determination to terminate Employee pursuant to this Section 6.5 shall constitute a violation of any applicable federal, state or municipal statute, ordinance, rule or regulation, respecting which the parties may not contract otherwise. If the Company elects to terminate Employee's employment pursuant to this Section 6.5, the Company shall have no obligation or liability to Employee pursuant to this Agreement or otherwise, except (a) to pay to Employee within ten (10) business days of the exercise of the Termination Right an amount equal to seventy-five percent (75%) of the balance of the Salary due to Employee under Section 2.1(b) through the remainder of the Term and (b) as stated in Section 2.2 above with respect to the vesting of Employee's stock options. Upon exercise of such Termination Right, Employee shall have no further obligation to provide services to Company hereunder and Employee shall be free to accept third party employment.

            6.6 Equitable Relief for Breach. Employee acknowledges that the services to be rendered by Employee under the terms of this Agreement, and the rights and privileges granted to Company by Employee under its terms, are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a material breach by Employee of any of the provisions contained in this Agreement will cause Company great and irreparable injury and damage. Employee acknowledges that Company shall be entitled, in addition to any other remedies it may have at law, to seek the remedies of injunction, specific performance, and other equitable relief for any breach of this Agreement by Employee. This provision shall not, however, be construed as a waiver of any of the rights which Company may have for damages, or otherwise.

            6.7 Breach By Company. In the event of any breach of this Agreement by Company, Employee shall give Company written notice thereof. If Company does not cure such breach within thirty (30) days of receiving written notice thereof, Employee's remedy shall be limited to an action at law for damages and/or declaratory relief and Employee shall not be entitled to rescind this Agreement or to injunctive relief or other equitable remedies; provided, however, the foregoing shall not be deemed a waiver of Employee's statutory or common law right to discontinue rendering services hereunder in the event of a material breach by Company of this Agreement. No inadvertent failure to comply with the provisions of paragraphs 3.2, 4.2 or 5.2 nor any failure by third parties to comply with their agreement with Company shall constitute a breach of this Agreement by Company. Upon written notice from Employee specifying the precise nature of the failure to accord credit as herein provided, Company agrees to use reasonable efforts to cure prospectively any such breach, but Company shall not be obligated to recall any prints or advertising material. Company shall use good faith business efforts to advise third party licensees of the credit obligations to Employee under this Agreement. Notwithstanding the foregoing, if applicable, Company will contractually require Disney to comply with the credit obligations hereunder.

            6.8 Suspension/Termination.

                (a) In the event of Employee's death during the Term, Company shall terminate Employee's services and pay pursuant to paragraph 6.8(f) below.

                (b) If Employee is prevented from fully performing Employee's material obligations hereunder by reason of illness, accident or mental or physical disability, or by reason of any law or authority (all of which events are herein called "Incapacity"), Company may suspend the services and compensation of Employee during the period of such Incapacity and/or extend the Term of Employee's services hereunder for a period of time equal to the period of such suspension. In the event such Incapacity continues for a period of fourteen (14) consecutive days or twenty-one (21) days in the aggregate while Employee is rendering directing services during production of any Picture hereunder or six (6) consecutive weeks or ten (10) weeks in the aggregate, at any other time hereunder, Company may terminate the employment of Employee's services by giving thirty (30) days prior written notice to Employee.

                (c) The Company may terminate this Agreement immediately upon written notice to Employee for an event of "Default." For purposes of this Agreement, a termination for "Default" occurs if Employee is terminated for any of the following reasons:

                    (i) Gross negligence by Employee of his duties pursuant to this Agreement.

                    (ii) Conviction of Employee of any felony or any lesser crime or offense involving the property of Company.

                    (iii) Any material breach by Employee of any of the terms or covenants of this Agreement, it being understood that Employee shall have a period of five (5) days from written notice from Company to cure an alleged breach.

                (d) The unearned salary provided for hereunder to Employee may, at Company's option, be suspended during any interruption of Company's business which prevents the performance of Employee's duties which has been caused by an event of force majeure, including, but not limited to, strikes, work stoppage or other labor dispute, acts of God, or other events of force majeure ("Force Majeure"). If any such period of suspension hereunder shall continue for a period of six (6) weeks or more, Company or Employee shall have the right to elect to terminate this Agreement by written notice. In the event Employee elects to submit a notice of termination, said election shall be deemed null and void if Company elects to resume its payment obligations to Employee with one
(1) week of Company's receipt of said notice. If this Agreement is terminated due to an event of Force Majeure and Company elects to thereafter resume production of the applicable Picture within eighteen (18) months, Employee shall have the first opportunity upon fifteen (15) business days prior notice to the start date to be reinstated as the director under the terms and conditions of this Agreement. During any suspension for an event of Force Majeure, Employee's services to Company shall be on a non-exclusive basis.

                (e) In the event of any such suspension or suspensions hereunder, the Term of this Agreement shall be extended (unless earlier terminated as provided above) for an additional period of time equal to the period of such suspension or suspensions, and the dates for any increase in salary provided for herein shall be correspondingly postponed.

                (f) In the event of Employee's termination for death, Incapacity, Default or Force Majeure pursuant to subsections (a), (b), (c) or
(d) above, Company shall be obligated to pay Employee only the specified salary, bonuses, fringe benefits, expenses and vacation accrued through the date of termination and any rights Employee may have under the Stock Option Plan shall be determined under the terms thereof.

            6.9 Assignment. Company may not assign its rights under this contract except to a "Successor" (as defined below) or to a single purpose production entity which is formed by Company for purposes of producing the Pictures (in which event Company may only assign Employee's directing, writing and/or executive producing services and Company shall remain liable for all obligations of said single purpose entity), without Employee's consent. This Agreement is personal to Employee and Employee shall not have the right to assign Employee's interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement nor shall Employee have the right to pledge, hypothecate, transfer, assign or otherwise encumber Employee's right to receive any form of compensation hereunder without the prior written notice to Company. As used herein, "Successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

            6.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective Successors and assigns.

            6.11 Notices. Any notice, consent or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered or certified mail, postage prepaid, to the parties at the addresses set forth below (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other).

                      Company:

                      PIXAR
                      1200 Park Avenue
                      Emeryville, California 94608

                      With a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Attention: Larry W. Sonsini, Esq.

                      Ziffren, Brittenham, Branca & Fischer, LLP
                      1801 Century Park West
                      Los Angeles, CA 90067
                      Attention: Sam Fischer, Esq.

                      Employee:

                      John Lasseter

                      c/o Weston, Benshoof, Rochefort, Rubalcava & MacCuish 444 S. Flower Street
                      43rd Floor
                      Los Angeles, CA 90071
                      Attention: Nancy Newhouse Porter

            6.12 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (regardless of that jurisdiction or any other jurisdictions' choice of law principles).

            6.13 Complete Agreement, Modification and Termination. This agreement, along with the Stock Option Plan, and the Confidentiality Agreement, contains a complete statement of all the arrangements between the parties with respect to Employee's employment by Company, supersedes all existing agreements, whether written or oral, between them concerning Employee's employment, and may be changed only in a writing executed by all parties hereto. In entering into this Agreement, neither party has relied upon any representation, warranty, assurance or statement of intention not expressly set forth herein.

            6.14 Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

            6.15 Waiver. The failure of a party to insist upon strict adherence to any term, condition or other provision of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

            6.16 Commitment to Others. Employee shall not have any right or authority to and shall not employ any person in any capacity nor contract or purchase or rent any article or material, nor make any commitment, agreement or obligation whereby Company shall be required to pay any monies or other consideration without Company's prior consent in each instance.

            6.17 I-9. All of Company's obligations under this Agreement are expressly conditioned upon Employee's completion to Company's reasonable satisfaction of an I-9 Form (Employee Eligibility Verification Form) and upon Employee's submission to Company of original documents reasonably satisfactory to Company to demonstrate Employee's employment eligibility.

            6.18 Headings. The headings of this Agreement are solely for convenience of reference and shall not affect its interpretation.

            6.19 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance or interpretation thereof, shall be fully and finally settled by binding arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association the existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy; provided, however, that this arbitration provision shall not apply to any dispute concerning any obligations arising under paragraphs 6.2, 6.3 and 6.4 of this Agreement.

            6.20 Indemnity. Company shall indemnify and hold harmless Employee from and against any and all liability, costs, damages and expenses (including reasonable attorneys' fees and court costs) which Employee may sustain or suffer by reason of any third party claim resulting from the development, production or distribution of the Picture and which is not caused by a breach by Employee hereunder.

            6.21 Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            6.22 EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ADVISOR OF HIS CHOICE AND THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of March 21, 2001.

                                        PIXAR

                                        By /s/ STEVE JOBS
                                           -------------------------------------
                                           STEVE JOBS, CHIEF EXECUTIVE OFFICER


                                        EMPLOYEE

                                        /s/ JOHN LASSETER
                                        ----------------------------------------
                                        JOHN LASSETER